Exhibit 11.1

Computation of Earnings Per Share

The Company follows Financial Accounting Standards Board's Statement No. 128, "Earnings Per Share" ("SFAS 128"), codified in ASC 260, in which income for Basic Earnings Per Share ("EPS") is adjusted for dividends attributable to preferred stock and is based on the weighted average number of common shares outstanding. Diluted EPS is computed by using the weighted average number of common shares outstanding, increased by the assumed conversion of the convertible preferred stock and the assumed conversion of stock options and restricted stock.

The components of basic and diluted earnings per share for the years ended December 31, 2013, 2012 and 2011 are as follows:

	2013	2012	2011
Basic Net Income per Common Share
Available to Common Stockholders:
Net income	$14,722,000	$14,025,000	$11,372,000
Preferred stock dividends	(4,417,000)	(4,252,000)	(3,576,000)
Net income available to common stockholders	$10,305,000	$9,773,000	$7,796,000
Weighted average common shares outstanding	5,934,628	6,023,289	6,042,015
Basic earnings per common share	$1.74	$1.62	$1.29
Diluted Net Income per Common Share
Available to Common Stockholders:
Net income available to common stockholders	$10,305,000	$9,773,000	$7,796,000
Effect of assumed preferred stock conversion	—	—	—
Net income applicable to diluted earnings per share	$10,305,000	$9,773,000	$7,796,000
Weighted average common shares outstanding	5,934,628	6,023,289	6,042,015
Dilutive potential common shares:
Assumed conversion of stock options	2,090	4,473	10,515
Restricted stock awarded	8,184	116	1,741
Assumed conversion of preferred stock	—	—	—
Dilutive potential common shares	10,274	4,589	12,256
Diluted weighted average common shares outstanding	5,944,902	6,027,878	6,054,271
Diluted earnings per common share	$1.73	$1.62	$1.29

The following shares were not considered in computing diluted earnings per share for the years ended December 31, 2013, 2012 and 2011 because they were anti-dilutive:

	2013	2012	2011
Stock options to purchase shares of common stock	130,500	108,125	202,970
Average dilutive potential common shares associated with convertible preferred stock	2,494,801	2,290,110	1,998,652